Exhibit 10.2

EXECUTION VERSION

ZEC STANDARD CONTRACT

BY AND BETWEEN

THE NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

AND

R.E. GINNA NUCLEAR POWER PLANT, LLC

DATED: NOVEMBER 18, 2016

EXECUTION VERSION

i

EXECUTION VERSION

NYSERDA Agreement No.

This Agreement is entered into as of November 18, 2016 (the “Contract Date”) by and between the New York State Energy Research and Development Authority (“NYSERDA”), a public benefit corporation, having a principal business address of 17 Columbia Circle, Albany, New York 12203, and R. E. Ginna Nuclear Power Plant, LLC (“Seller”), a Maryland limited liability company, having a principal business address of 1310 Point Street, Baltimore, MD 21231. NYSERDA and Seller are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.” All capitalized terms shall have the meanings ascribed to them in this Agreement.

RECITALS

WHEREAS, on August 1, 2016 the New York State Public Service Commission (“PSC” or the “Commission”) adopted a Clean Energy Standard (“CES”) program that is intended to achieve the State of New York’s environmental, public health, climate policy and economic goals, and to preserve carbon-free attributes of certain existing nuclear generation resources as a bridge to the clean energy future (Case 15-E-0302; Proceeding on Motion of the Commission to Implement a Large-Scale Renewable Program and a Clean Energy Standard, “Order Adopting a Clean Energy Standard,” issued and effective August 1, 2016) (the “CES Order”); and

WHEREAS, the CES Order established, as part of the CES, a ZEC Program (as defined below), and established a mechanism for the purchase by NYSERDA of the ZECs (as defined below) of eligible nuclear zero-carbon electric generating facilities that elect to participate in the ZEC Program where a public necessity to encourage the continued creation of the attributes is demonstrated; and

WHEREAS, in accordance with criteria set forth in the CES Order, the Commission has found that there is a public necessity to provide ZEC payments to three nuclear facilities, including the Facility (as defined below); and

WHEREAS, Seller has elected for the Facility to participate in the ZEC Program; and

WHEREAS, the CES Order provides a price to be paid by NYSERDA to Seller for each ZEC delivered to NYSERDA during Tranche 1 (as defined below), and a methodology for the calculation and determination of the price in subsequent Tranches; and

WHEREAS, the CES Order imposes an obligation on each Load Serving Entity to invest in the preservation of certain existing at-risk nuclear zero-emissions attributes to serve their retail customers and accordingly directs LSEs to enter into a contractual relationship with NYSERDA for the purchase of ZECs during each ZEC Program year based on initial forecasts of load and a balancing reconciliation at the end of each program year; and

WHEREAS, NYSERDA anticipates that it will enter into backstop agreements (each, a “Backstop Agreement”) with each electric distribution company (“EDC”), as proposed in NYSERDA’s Petition filed with the Commission on August 25, 2016 and any Commission order related to that Petition, to guarantee that each LSE covers its obligation to buy from NYSERDA the quantity of ZECs required by the CES Order such that NYSERDA is assured that each ZEC purchased from Seller will be sold to LSEs; and

EXECUTION VERSION

WHEREAS, Seller agrees to sell to NYSERDA, and NYSERDA agrees to purchase from Seller, ZECs associated with the generation of energy by the Facility and pursuant to the ZEC Program, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties recognize that the 12-year Contract Term (as defined below) is an essential item of this Agreement and that Seller has made and will make significant investments in the Facility in reliance upon the existence of such Contract Term.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, NYSERDA and Seller, each intending to be legally bound, agree as follows:

Article I

Definitions

The terms defined in this Article I, whenever used in this Agreement (including in any Exhibit hereto), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article or Exhibit are to a Section, Article or Exhibit of or to this Agreement, unless otherwise indicated. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibit) and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes”, and “including” shall be deemed, in every instance, to be followed by the phrase “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America.

“Agreement” means this ZEC Standard Contract, including Exhibits A (Standard Terms and Conditions For All NYSERDA Agreements); B (NYSERDA Prompt Payment Policy Statement); C (Certification Form); and D (Zero Emissions Credit Pricing), all of which are incorporated herein and made part hereof.

“Annual ZEC Cap Amount” means either (i) 20,603,028 ZECs, if the FitzPatrick Facility is in Commercial Operation but is not included in the Nuclear Group, and the Nuclear Group consists of the Facility and the Nine Mile Facility, (ii) 18,412,000 ZECs, if a Permanent Cessation of Operations occurs with respect to the FitzPatrick Facility prior to the FitzPatrick Facility becoming included in the Nuclear Group and the Nuclear Group consists of only the Facility and the Nine Mile Facility, or (iii) 27,618,000 ZECs, if the Nuclear Group consists of the Facility, the Nine Mile Facility and the FitzPatrick Facility, subject to adjustment pursuant to Section 5.2.

EXECUTION VERSION

“Annual ZEC Cap Reduction Amount” means 666,666 ZECs, if the Nuclear Group consists of the Facility and the Nine Mile Facility, and 1,000,000 ZECs, if the Nuclear Group consists of the Facility, the Nine Mile Facility and the FitzPatrick Facility.

“Applicable Law” means all applicable provisions of all constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, and codes and any order, writ, injunction, decree, judgment, award, decision or determination of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, including the NYISO tariff.

“Backstop Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day on which Federal Reserve member banks are open for business. A Business Day will begin at 8:00 a.m. and end at 5:00 p.m. Eastern Prevailing Time.

“Certificate” means a certificate as defined in the NYGATS Operating Rules.

“Cessation Tranche Reduction Amount” means 18,412,000 ZECs reduced for a full Tranche which shall be pro-rated for the remaining facilities within a Tranche from the date any facility undergoes a Permanent Cessation of Operations.

“Cessation ZEC Reduction Amount” means 9,206,000 ZECs reduced for a full Contract Year which shall be pro-rated for the remaining facilities within a Contract Year from the date any facility undergoes a Permanent Cessation of Operations.

“Claiming Party” has the meaning set forth in Section 14.2.

“Commercial Operation” means a state of operations under which the Facility is physically generating electric energy, consistent with Good Utility Practice, subject to outages that are consistent with Good Utility Practice, including refueling, planned, and forced outages.

“Common Ownership” means two or more generation facilities being owned, in whole or in part, directly or indirectly, by the same ultimate parent entity or entities.

“Contract Date” has the meaning set forth in the preamble of this Agreement.

“Contract Term” means a term commencing on April 1, 2017 and continuing through March 31, 2029, subject to adjustments pursuant to Article IV (Payment) and Article V (Adjustments).

The Contract Term will be administered in six two-Contract Year Tranches, as follows:

Tranche     1:     April     1,     2017     – March     31,     2019

Tranche     2:     April     1,     2019     – March     31,     2021

Tranche     3:     April     1,     2021     – March     31,     2023

Tranche     4:     April     1,     2023     – March     31,     2025

Tranche     5:     April     1,     2025     – March     31,     2027

Tranche     6:     April     1,     2027     – March     31,     2029

EXECUTION VERSION

“Contract Year” means a 12-month period commencing on April 1, 2017 and each subsequent 12-month period commencing on an anniversary thereof during the Contract Term.

“EDC” has the meaning set forth in the recitals to this Agreement.

“Effective Date” means the date on which ZEC Standard Contracts have been executed by NYSERDA and each of the owners of the Facility, the FitzPatrick Facility and the Nine Mile Facility.

“Enjoined” or “Enjoinment” means if any court issues a final, non-appealable order, writ, injunction, decree, judgment, award, decision or determination that invalidates or permanently terminates the ZEC Program or otherwise permanently enjoins, impedes or prevents any Party from participating in the ZEC Program or fulfilling its material obligations under this Agreement, as applicable.

“ESCO” means an “energy service company” making sales of electricity in the State of New York.

“Extended Force Majeure Event” has the meaning set forth in Section 14.3(a).

“Facility” means the R.E. Ginna nuclear facility located in Ontario, New York (PTID 23603).

“Facility Revenue Meter” means the meter on the high side of the main generator step-up transformer of the busbar of the Facility (Gen PTID: 23603), which is the meter for the Facility designated by the NYISO for measuring the output of the Facility that is referenced in Article V of the NYGATS Operating Rules as the Facility’s “Revenue-Quality Meter.”

“Final CES Order” has the meaning set forth in Section 13.3.

“FitzPatrick Facility” means the James A. FitzPatrick nuclear generation facility located in Scriba, New York (PTID 23598).

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Force Majeure Remedy Plan” has the meaning set forth in Section 14.3(a).

“Good Utility Practice” means any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility or the nuclear electric power generation industry in the United States during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice or method, or act to the exclusion of all others, but rather to delineate acceptable practices, methods, or acts generally accepted in the region.

EXECUTION VERSION

“Governmental Authority” Any federal, state, local, municipal, judicial or other government or any other governmental, quasi-governmental, regulatory or administrative agency, commission, court or other authority (including for federal purposes the NYISO) lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, policy, regulatory or taxing authority or power.

“Load-Serving Entity” or “LSE” means any entity or individual that sells retail commodity electricity supply to an end-use customer located in New York State, including any ESCO and each electric distribution company regulated by the PSC, serving in their roles as electric commodity supplier of last resort, jurisdictional municipal utilities, community choice aggregators not otherwise served by an ESCO, customers purchasing power directly from the NYISO, and the Long Island Power Authority and the New York Power Authority to the extent the Long Island Power Authority and the New York Power Authority have voluntarily agreed to act as LSEs.

“LSE Agreement” means a contract between NYSERDA and an LSE as contemplated in the CES Order, pursuant to which NYSERDA shall sell, and LSEs shall purchase, ZECs.

“MWh” means a unit for measuring power that is equivalent to 1,000 kilowatts of electricity used continuously for one hour.

“Nine Mile Facility” means the Nine Mile Point nuclear generation facility, consisting of the Nine Mile Unit 1 and Unit 2 facilities, located in Oswego, New York (PTID 23575 and 23744, respectively).

“NRC” means the U.S. Nuclear Regulatory Commission and any successor agency thereto.

“Nuclear Group” means a group of nuclear generating facilities in New York State, consisting of the Facility and the Nine Mile Facility; provided that the “Nuclear Group” shall also include the FitzPatrick Facility if the FitzPatrick Facility comes under Common Ownership with the Facility and the Nine Mile Facility.

“NYGATS” means the New York Generation Attribute Tracking System, established by NYSERDA pursuant to the Public Authorities Law.

“NYGATS Operating Rules” means the rules, as may be amended from time to time, that govern the operation of the NYGATS by NYSERDA and its designated NYGATS Administrator, and the participation in and use of the NYGATS by users.

“NYISO” means the New York Independent System Operator, Inc.

“NYISO Rules” means the NYISO tariff, and all NYISO manuals, rules, procedures, agreements or other documents governing the participation of market participants in the NYISO markets as in effect from time to time.

“NYSERDA Prompt Payment Policy” has the meaning set forth in Exhibit B.

EXECUTION VERSION

“NYSERDA ZEC Account” means the account established in NYGATS into which Seller shall deliver (by designation for transfer in accordance with the NYGATS Operating Rules) ZECs under the terms and conditions of this Agreement.

“Non-Claiming Party” has the meaning set forth in Section 14.2.

“Permanent Cessation of Operations” means the date upon which the Facility actually permanently shuts down and ceases operations following the filing of a Notice of Permanent Cessation of Operations with respect to a specific nuclear generation facility with the NRC pursuant to 10 C.F.R. Section 50.82(a)(1)(i).

“Public Authorities Law” means the Public Authority Act codified in the Consolidated Laws of New York at Public Authorities Law Sec. 1000 et seq.

“Seller ZEC Account” means the account established in the NYGATS for the deposit with NYGATS of ZECs created under the NYGATS Operating Rules for the Facility from which account Seller shall deliver ZECs(by designation for transfer in accordance with the NYGATS Operating Rules) to the NYSERDA ZEC Account under the terms and conditions of this Agreement.

“Threshold Amount” has the meaning set forth in Section 5.2(a).

“Tranche” means a two-Contract Year period for the sale of the ZECs, as set forth in the definition of “Contract Term” above.

“Tranche Cap Amount” means: (i) 41,206,056 ZECs, if the FitzPatrick Facility is in Commercial Operation and the Nuclear Group consists of the Facility and the Nine Mile Facility, (ii) 36,824,000 ZECs, if a Permanent Cessation of Operations occurs with respect to the FitzPatrick Facility prior to the FitzPatrick Facility becoming part of the Nuclear Group, and (iii) 55,236,000 ZECs, if the Nuclear Group consists of the Facility, the Nine Mile Facility and the FitzPatrick Facility.

“Tranche Cap Reduction Amount” means 1,333,333 ZECs, if the Nuclear Group consists of the Facility and the Nine Mile Facility, and 2,000,000 ZECs, if the Nuclear Group consists of the Facility, the Nine Mile Facility and the FitzPatrick Facility.

“ZEC Price” means the price that NYSERDA shall pay for each ZEC delivered by Seller (by designation for transfer in accordance with the NYGATS Operating Rules) to the NYSERDA ZEC Account during the Contract Term. The ZEC Price shall be as provided in Exhibit D.

“ZEC Program” means the zero-emissions credit requirement program as established by the PSC through the CES Order and administered by NYSERDA and its designated NYGATS administrator in accordance with the NYGATS Operating Rules.

“ZEC Quantity” means, with respect to any Contract Year, the lesser of (a) the quantity of ZECs produced by the Nuclear Group in such Contract Year and (b) the Annual ZEC Cap Amount that applies to the Nuclear Group for such Contract Year, subject to adjustments pursuant to Article IV (Payment) and Article V (Adjustments).

EXECUTION VERSION

“Zero Carbon Electric Generating Facility” means an electric generating facility that uses energy released in the course of nuclear fission to generate electricity.

“Zero Emissions Credit” or “ZEC” means a credit for the zero-emissions attributes of one (1) MWh of electric energy production by an eligible Zero Carbon Electric Generating Facility, such as the Facility, represented by a Certificate, which credit is purchased by NYSERDA or a LSE from Seller to reduce carbon consumption by retail electric consumers in New York State, such purchases to be accomplished through NYGATS pursuant to the NYGATS Operating Rules.

Article II

Purchase and Sale of Rights to ZECs

Section 2.1. Eligibility. The Parties’ respective obligations under this Agreement are expressly conditioned on the eligibility of Seller’s Facility under the ZEC Program, as of the Effective Date.

Section 2.2. ZEC Sales. On the terms and subject to the conditions and provisions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to NYSERDA, and NYSERDA shall purchase, confirm transfer, and receive from Seller, all right, title and interest in ZECs measured at the Facility Revenue Meter and created in the Seller ZEC Account by NYGATS during the Contract Term at the ZEC Price and in accordance with the NYGATS Operating Rules. With respect to each Contract Year during the Contract Term, NYSERDA shall purchase from Seller such ZECs, up to the ZEC Quantity among the applicable Nuclear Group for such Contract Year, but shall not be obligated to purchase such ZECs over and above such ZEC Quantity. Seller shall, for the duration of the Contract Term, and subject to the terms and conditions of this Agreement, produce zero-emissions attributes, and, upon receipt of ZECs in the Seller ZEC Account, transfer such ZECs to the NYSERDA ZEC Account. For the avoidance of doubt, and except as set forth in Section 2.5, ZECs are the only product Seller is selling and NYSERDA is buying from Seller under this Agreement. Seller is not selling and NYSERDA is not purchasing any electricity or any capacity, energy, or ancillary services or other products or attributes (other than ZECs) associated with the Facility.

Section 2.3. ZEC Rights and Use. Such right, title and interest shall include perpetual and exclusive rights to all ZECs transferred under this Agreement, including the exclusive rights to claim or represent, consistent with New York State Environmental Disclosure rules: (a) that the ZECs are associated with energy that was generated by the Facility; and (b) that New York State and or the ZEC Program is responsible for the environmental benefits including reductions in emissions and/or other pollution or any other environmental benefit resulting from the generation of the energy associated with ZECs purchased hereunder.

Section 2.4. Risk of Loss. Title and risk of loss of ZECs will transfer from Seller to NYSERDA upon completion of (a) delivery by Seller of such ZECs into the NYSERDA ZEC Account (by designation for transfer in accordance with the NYGATS Operating Rules) and (b) receipt by NYSERDA of such ZECs into the NYSERDA ZEC Account (by confirmation of the transfer in accordance with the NYGATS Operating Rules). Each Party is responsible for completing all actions it is required to undertake in NYGATS to establish its respective ZEC

EXECUTION VERSION

account and to cause the transfer of each ZEC in accordance with the NYGATS Operating Rules. Seller shall deliver all right, title and interest in and to the ZECs (by designation for transfer in accordance with the NYGATS Operating Rules) free and clear of all liens, judgments, encumbrances and restrictions created by or on behalf of Seller or any party claiming through Seller.

Section 2.5. Other Attributes. In the event that the Facility becomes eligible for credits under any emission-trading, emissions recordation or other carbon emissions reduction regime other than the CES, NYSERDA may request that Seller take reasonable actions necessary to apply for and secure such title to such credits, to the maximum extent to which the Facility is entitled. Seller shall provide NYSERDA with evidence of taking such actions. NYSERDA and Seller shall reasonably cooperate to cause title to such credits to be conveyed to NYSERDA after such title is secured by Seller.

Section 2.6. Equivalent Programs. This Agreement may be modified or terminated by the Commission if there is a national, NYISO, or other program instituted that pays for or internalizes the value of the Facility’s zero-emissions attributes in a manner that adequately replicates the economics of the ZEC Program such that the Commission in its sole discretion is satisfied that the zero-emissions attributes are no longer at risk and that discontinuing the ZEC Program can be done in a manner that is fair to both the Facility owners and the New York State ratepayers. Nothing herein shall require NYSERDA or Seller to take any action violative of Applicable Law or an order of court of competent jurisdiction.

Section 2.7. NYSERDA Assignment of ZECs. NYSERDA shall be free to sell, assign or transfer to any entity, or otherwise encumber, any of the ZECs NYSERDA has acquired under this Agreement, at any time and from time to time, and on such terms and conditions as NYSERDA may desire; provided, however, NYSERDA’s actions must at all times be in accordance with the CES Order.

Section 2.8. Opinions. Within thirty (30) days after the Seller receives written notice from NYSERDA stating that the Effective Date has been achieved, each Party shall deliver to the other Party an opinion of counsel (which may be an opinion of its in-house counsel) containing the opinions supporting the Seller’s and NYSERDA’s representations and warranties set forth in Sections 9.1(a), (b) and (c) and Sections 10.1(a), (b), (c) and (d), respectively, subject to customary assumptions, qualifications and exceptions.

Section 2.9. ZEC Sales to LSEs. To the extent permitted by the Commission and the CES Order, Seller may sell ZECs directly to LSEs. The Parties shall undertake good faith efforts to negotiate required amendments to this Agreement to account for such ZEC sales by Seller to LSEs.

Article III

ZEC Qualification; Operating Condition

Section 3.1. ZEC Qualification. The Facility’s electric generation production shall be measured by the Facility Revenue Meter. Such measurement shall be used as a basis for

EXECUTION VERSION

determining pursuant to the ZEC Program the amount of ZECs related to such generation to be created and recorded in NYGATS. NYSERDA shall track (a) ZECs through NYGATS and NYSERDA’s program administrator and (b) the contribution of such ZECs toward reducing carbon consumption by retail electric consumers in New York State.

Section 3.2. Obligation to Maintain Good Operating Condition. For the duration of the Contract Term, Seller shall: (a) comply with applicable NRC requirements (including insurance requirements); (b) maintain the Facility in Commercial Operation in good operating condition in accordance with Good Utility Practice; and (c) operate the Facility in compliance with the NYISO Rules.

Article IV

Payment

Section 4.1. Invoices. Seller shall submit invoices to NYSERDA on a quarterly basis throughout the Contract Term for ZECs created in the Seller ZEC Account by NYGATS for the preceding three (3) month period in accordance with the NYGATS Operating Rules and delivered (by designation for transfer in accordance with the NYGATS Operating Rules) to the NYSERDA ZEC Account. Each invoice shall be accompanied by a CERTIFICATION FORM, the form of which is set forth as Exhibit C, setting forth the ZECs to be delivered. Invoices shall not be submitted before the fifteenth (15) day of the month following the close of each quarter; invoices submitted prior to the fifteenth (15) day of the month following the close of each quarter shall not be considered proper invoices for purposes of NYSERDA’s Prompt Payment Policy. Invoices shall be submitted electronically to NYSERDA’s online invoice system at https://services.nyserda.ny.gov/Invoices/ with a copy to the Office of the General Counsel at general.counsel@nyserda.ny.gov. Such invoices shall make reference to the Agreement number shown on page 1 of this Agreement. Such invoices shall include a statement of the amount due and payable by NYSERDA to Seller, which amount shall be calculated in accordance with Section 4.2.

Section 4.2. Payment. NYSERDA will confirm receipt of ZECs in accordance with the NYGATS Operating Rules and make payment to Seller for ZECs delivered, subject to true-up pursuant to Article V. NYSERDA will not confirm receipt and will not pay, with respect to any Contract Year, for ZECs in excess of the applicable ZEC Quantity. The amounts payable shall be calculated as the multiplicative product of (a) the applicable ZEC Price; and (b) the number of ZECs delivered by Seller up to the applicable ZEC Quantity (by designation for transfer in accordance with the NYGATS Operating Rules) to the NYSERDA ZEC Account prior to the date on invoice.

Section 4.3. Prompt Payment Policy. NYSERDA will make payments to the Seller in accordance with and subject to its Prompt Payment Policy Statement, attached hereto as Exhibit B. Such payments shall be made by wire transfer to an account designated by the Seller.

EXECUTION VERSION

Section 4.4. Limitation on ZEC Purchase Obligation. Notwithstanding any other provision in this Agreement to the contrary, Seller acknowledges that NYSERDA’s ability to make payments hereunder is limited to the amount NYSERDA realizes from ZEC sales transactions to LSEs, which obligations will be guaranteed by agreements NYSERDA anticipates entering into with each EDC, in accordance with the CES Order; provided, however, that if so authorized by the Commission, NYSERDA shall use available funds which NYSERDA has rights to use, in accordance with the Commission’s authorization to make payments hereunder if the proceeds from such ZEC sales transactions are not sufficient to cover NYSERDA’s payment obligations hereunder. Notwithstanding NYSERDA’s obligation pursuant to Section 4.5 to enforce agreements to ensure that it can meet its obligations hereunder, NYSERDA shall not be obligated to purchase ZECs to the extent it does not have sufficient funds (from those referenced in the immediately preceding sentence) to do so, including in the event that NYSERDA, LSEs or EDCs are precluded by a court of competent jurisdiction from fulfilling their respective obligations under the ZEC Program. In the event that NYSERDA suffers a cash shortfall in the manner described in this Section 4.4, NYSERDA shall, subject to Applicable Law, use its sole discretion in purchasing reduced ZECs pro rata across all of the facilities to the extent possible.

Section 4.5. LSE Agreements. NYSERDA shall use commercially reasonable efforts, as authorized by the Commission, to enter into and maintain LSE Agreements in sufficient numbers and with sufficient pricing and on such other terms and conditions as NYSERDA may determine necessary or appropriate to enable NYSERDA to fulfill its payment obligations under this Agreement. Subject to Applicable Law, NYSERDA shall use commercially reasonable efforts to enforce its rights and remedies under each of its LSE Agreements and under any related EDC guarantee commitments.

Article V

Adjustments

Section 5.1. True-Up Adjustments. NYSERDA may adjust, including by means of set-off, payments to subsequent invoices consistent with adjustments by NYGATS based on actual metered electric energy production data from the Facility Revenue Meter, associated ZEC creation data and the number of ZECs delivered and received; provided, however, NYSERDA’s right to a specific payment adjustment under this Section 5.1 shall expire three (3) years after the issuance of Seller’s invoice to which such payment adjustment relates.

Section 5.2. Other Adjustments. NYSERDA may also make the following adjustments under the following circumstances:

(a)

Failure to Produce. If during any Tranche, the Nuclear Group fails to generate in the aggregate an amount of electric energy sufficient to support the creation of ZECs pursuant to the ZEC Program in an amount equal to at least eighty-five percent (85%) of the applicable Tranche Cap Amount (the “Threshold Amount”), then the Annual ZEC Cap Amount and the Tranche Cap Amount applicable to the Nuclear Group in the immediately subsequent Tranche shall decrease by the applicable Annual ZEC Cap Reduction Amount and the applicable Tranche Cap

EXECUTION VERSION

Reduction Amount, respectively. If, during any subsequent Tranche, the Nuclear Group generates in the aggregate an amount of electric energy sufficient to support the creation of ZECs pursuant to the ZEC Program in an amount at or above the new lower cap and obligation, the Annual ZEC Cap Amount and Tranche Cap Amount will be restored for the Nuclear Group in subsequent Tranches. Subject to Sections 2.2, 3.2 and 12.1(b), but notwithstanding any other provision in this Agreement to the contrary, the cap reductions described in this Section 5.2(a) shall be NYSERDA’s sole remedy for Seller’s failure to produce the Threshold Amount and transfer ZECs to the NYSERDA ZEC Account, in accordance with the terms of this Agreement, through the Contract Term;

(b)	Permanent Cessation of Operations. As of the Contract Date, the Nuclear Group consists of the Facility and the Nine Mile Facility. If, during the Contract Term, a Permanent Cessation of Operations occurs with respect to (a) the FitzPatrick Facility or (b) the Nine Mile Facility, then, NYSERDA shall make any payments due to such facility in accordance with obligations hereunder already performed by such facility. If a Permanent Cessation of Operations occurs with respect to the FitzPatrick Facility prior to the FitzPatrick Facility becoming part of the Nuclear Group, then, effective on the date of the facility’s Permanent Cessation of Operations, the Annual ZEC Cap Amount and the Tranche Cap Amount shall be modified in accordance with their respective definitions in Article I. If a Permanent Cessation of Operations occurs with respect to (a) the FitzPatrick Facility after the FitzPatrick Facility becomes part of the Nuclear Group or (b) the Nine Mile Facility, then effective on the date of the facility’s Permanent Cessation of Operations, the Annual ZEC Cap Amount and the Tranche Cap Amount shall be reduced by the Cessation ZEC Reduction Amount and Cessation Tranche Reduction Amount, respectively. For the purposes of this Section 5.2(b), the Permanent Cessation of Operations of either Unit 1 or Unit 2 of the Nine Mile Facility shall constitute the Permanent Cessation of Operations of the entire Nine Mile Facility;

(c)	Other Programs. This Agreement may be modified or terminated if there is a national, NYISO, or other program instituted that pays for or internalizes the value of the Facility’s zero-emissions attributes in a manner that adequately replicates the economics of the ZEC Program such that the Commission in its sole discretion is satisfied that the zero-emissions attributes are no longer at risk and that discontinuing the mechanism can be done in a manner that is fair to both the Facility owners and the New York State ratepayers. Nothing herein shall require NYSERDA or Seller to take any action violative of Applicable Law or an order of court of competent jurisdiction; and

(d)	LSE Agreements. If, during the Contract Term, the Seller enters into an agreement with an LSE for the sale of ZECs, the Annual ZEC Cap Amount and the Tranche Cap Amount, as the case may be, shall be reduced by the same number of ZECs that Seller contracts to sell to the LSE; provided that, for the Tranche in which the effective date of such contract occurs, such modifications shall be made on a pro rata basis.

EXECUTION VERSION

Article VI

Records and Reports

Section 6.1. Additional Documents. Within ten (10) Business Days after Seller receives written notice from NYSERDA stating that the Effective Date has been achieved, Seller shall provide to NYSERDA:

(a)	certificates, dated as of the most recent practicable date prior to delivery of the opinion referenced in Section 2.8, issued by the Maryland Secretary of State confirming the corporate good standing of the Seller; and

(b)	a certificate of an appropriate officer of the Seller in form and substance reasonably satisfactory to NYSERDA and certifying: (i) the names and signatures of the officers of the Seller authorized to sign any documents to be delivered hereunder; and (ii) the accuracy and completeness of resolutions of the Seller, authorizing and approving all matters in connection with the transactions contemplated thereby.

Seller shall promptly provide NYSERDA with updated and corrected versions of the above-referenced certificates upon any change in the information provided therein.

Section 6.2. Maintenance of Records. The Seller shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of seven (7) years following the expiration of this Agreement, full and detailed books, accounts, and records pertaining to Seller’s performance under the Agreement.

Article VII

Audit; Alternative Pricing Source

Section 7.1. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the Contract Term and such period thereafter, upon reasonable notice to Seller, to inspect and audit any and all books, accounts and records pertaining to Seller’s performance under this Agreement, at the office or offices of the Seller where they are then being kept, maintained and preserved. If such books, accounts and records are not kept at an office within the State of New York, within a reasonable time of a request by NYSERDA, Seller shall make such books, accounts and records available to NYSERDA at NYSERDA’s offices or at an agreed upon location within the State of New York. Any payment made under this Agreement shall be subject to retroactive adjustment (reduction or increase) regarding amounts included therein which are found by NYSERDA on the basis of any audit of the Seller by an agency of the United States, the State of New York or NYSERDA not to constitute a properly invoiced amount.

Section 7.2. Alternative Pricing Source. If any of the prices utilized in Exhibit D of this Agreement fail to be announced or published by the relevant provider, or are otherwise

EXECUTION VERSION

unavailable on a temporary or permanent basis, promptly upon becoming aware of such circumstances, the Parties shall negotiate in good faith to agree upon a mutually acceptable alternative pricing source, index or calculation method that most closely approximates the discontinued prices, subject to Commission authorization as necessary.

Article VIII

Assignments

Section 8.1. General Restrictions. Except as specifically provided under Section 8.2, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Seller’s rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express prior consent (not to be unreasonably withheld, conditioned or delayed) in writing of NYSERDA shall be void and of no effect as to NYSERDA. Seller agrees to compensate NYSERDA for NYSERDA’s reasonable costs and expenses incurred by its use of outside attorneys, consultants, accountants and advisors in connection with this Agreement in response to Seller’s requests made pursuant to this Section 8.1. NYSERDA shall provide an invoice to Seller for such charges, with appropriate documentation, and Seller shall pay such invoice within thirty (30) Days.

Section 8.2. Permitted Assignments. Notwithstanding the general restriction in Section 8.1:

(a) Seller may, without NYSERDA’s prior written consent, grant a security interest in or conditionally assign this Agreement as collateral in connection with financing arrangements; provided that Seller provides prompt notice to NYSERDA of such collateral assignment;

(b) Seller may, without NYSERDA’s prior written consent, assign, transfer or convey Seller’s rights, obligations, interests or responsibilities hereunder pursuant to an assignment or transfer of Seller’s license to operate approved by the NRC; and

(c) any change in ownership or control of Seller or a direct or indirect parent of Seller shall not require the prior written consent of NYSERDA; provided that Seller shall provide NYSERDA with any NRC or Commission filings with respect to such change in ownership or control promptly after such filings have been submitted to the NRC or the Commission.

Article IX

Seller’s Representations and Warranties

Section 9.1. As a material inducement to NYSERDA to enter into this Agreement, Seller makes the following representations and warranties, as of the Effective Date, all of which shall survive the execution and delivery of this Agreement and any termination:

(a)

(1) that Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (2) has all requisite limited liability company power, and has all material governmental permits necessary to own its assets or lease and operate its properties and carry on

EXECUTION VERSION

its business as now being or as proposed to be conducted, to construct, finance, own, maintain and operate the Facility, to execute and deliver this Agreement, and to consummate the transactions contemplated herein; and (3) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary;

(b)	that the execution, delivery and performance by Seller, the entry into this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement: (1) have been duly authorized by all requisite limited liability company action (including any required action of its members); and (2) will not (i) violate any applicable provision of law, statute, rule, regulation or order of any governmental agency or any provision of the limited liability company agreement or other governing documents of Seller; (ii) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or an event of default under any indenture, agreement (including the respective limited liability company agreements of Seller), mortgage, deed of trust, note, lease, contract or other instrument to which Seller is a party or by which it or any of its property is bound; or (iii) result in the creation or imposition of any lien upon any property or assets of the Seller;

(c)	that this Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms thereof; and

(d)	that Seller is in compliance with Applicable Law that may in any way affect the performance of this Agreement, except where the failure to so comply would not result in a material adverse effect on Seller’s ability to perform its material obligations hereunder.

Article X

NYSERDA’s Representations and Warranties

Section 10.1. As a material inducement to Seller to enter into this Agreement, NYSERDA makes the following representations and warranties, as of the Effective Date, all of which shall survive the execution and delivery of this Agreement and any termination:

(a)	that NYSERDA is an instrumentality of the State of New York and a public authority and public benefit corporation, created under the New York State Public Authorities Law, validly existing and in good standing under the laws of the State of New York;

(b)

that NYSERDA has all necessary power and authority to execute and deliver this Agreement and all other agreements contemplated herein and hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by NYSERDA of this Agreement and all other agreements contemplated herein and hereby and the consummation of the transactions

EXECUTION VERSION

contemplated hereby and thereby have been or, if not yet executed and delivered, will be when executed and delivered, and no other actions or proceedings on the part of NYSERDA are necessary to authorize this Agreement or any other agreement contemplated herein and hereby or the consummation of the transactions contemplated hereby and thereby;

(c)	that the execution, delivery and performance by NYSERDA of this Agreement will not (1) violate any applicable provision of law, statute, rule, regulation or order of any governmental agency or, any provision of the Public Authorities Law; (2) violate, conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default or event of default under any indenture, agreement, mortgage, deed of trust, note, lease, contract or other instrument to which NYSERDA is a party or by which NYSERDA or any of its property is bound; (3) result in the creation or imposition of any lien upon any property or assets of NYSERDA; or (4) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect. This Agreement will not conflict with any other agreement or contract to which NYSERDA is a party;

(d)	that this Agreement has been duly executed and delivered by NYSERDA and constitutes the legal, valid and binding obligation of NYSERDA enforceable against NYSERDA in accordance with the terms thereof;

(e)	that NYSERDA is familiar with and in compliance with Applicable Law, except where the failure to so comply would not result in a material adverse effect on NYSERDA’s ability to perform its material obligations hereunder; and

(f)	that there is no action, suit or claim at law or in equity, or before or by a Governmental Authority pending or, to the best knowledge of NYSERDA after due inquiry, threatened against NYSERDA or affecting any of its properties or assets which could reasonably be expected to result in a material adverse effect on NYSERDA’s ability to perform its obligations.

Article XI

Indemnification

Section 11.1. Indemnification. Seller shall protect, indemnify and hold harmless NYSERDA and their respective officials, trustees, officers, directors, employees, agents, representatives and contractors from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including reasonable attorneys’ and/or experts’ fees and expenses) imposed upon or incurred by or asserted against NYSERDA resulting from, arising out of or relating to Seller’s material breach of this Agreement. The obligations of Seller under this Article shall survive any expiration or Termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

EXECUTION VERSION

Article XII

Events of Default

Section 12.1. Event of Default. For the purposes of this Agreement, “Event of Default” shall mean any of the following:

(a)	Representations and Warranties. Any representation or warranty made in this Agreement that shall prove to have been false or misleading in any material respect as of the time made or deemed to be made;

(b)	Other Obligations. A Party shall default in the performance of any of its obligations under Sections 2.2, 2.4, 3.2, 4.2, 6.2 and 7.1 of this Agreement and such default shall continue unremedied for a period of thirty (30) days after the defaulting Party receives notice thereof;

(c)	Voluntary Proceedings. A Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code; (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (v) fail to convert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; (vi) cancel this Agreement, or sell ZECs to a third party (whether by a Party or a receiver, custodian, trustee or liquidator) other than NYSERDA or (subject to Section 2.9) an LSE; or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(d)	Involuntary Proceedings. A proceeding or case shall be commenced against a Party, without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets; (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against a Party, shall be entered in an involuntary case under the Bankruptcy Code; or (iv) as part of such a proceeding, a Party, receiver, custodian, trustee or liquidator shall cancel this Agreement, or sell ZECs to a third party other than NYSERDA or (subject to the terms of Section 2.9) an LSE;

EXECUTION VERSION

(e)	Unauthorized Transfer. The transfer of any ZEC included in the ZEC Quantity by Seller to any transferee other than NYSERDA or an LSE as permitted by the Commission; or

(f)	Abandonment/Cessation of Commercial Operation. Seller’s failure to maintain Commercial Operation, Seller’s abandonment of the Facility or a Permanent Cessation of Operations with respect to the Facility.

Section 12.2. Effect of an Event of Default. In addition to any other remedy available to it under this Agreement or under Applicable Law, upon any occurrence of an Event of Default, the non-defaulting Party shall be entitled to suspend performance of its obligations under this Agreement until the earlier of such time as (a) such Event of Default has been cured or (b) the non-defaulting Party has elected to terminate this Agreement pursuant to Article XIII below.

Article XIII

Termination

Section 13.1. Termination. This Agreement may be terminated:

(a)	at any time by the non-defaulting Party if an Event of Default occurs and continues unremedied following any applicable notice and cure period;

(b)	at any time by the mutual written consent of Seller and NYSERDA;

(c)	unless otherwise mutually agreed upon by NYSERDA and Seller in writing, on the expiration of the Contract Term (subject to Section 15.3 of this Agreement);

(d)	by Seller, in the event that the ZEC Price becomes zero dollars ($0) at any time during the Contract Term; or

(e)	by Seller or NYSERDA upon Enjoinment.

Section 13.2. Sale of FitzPatrick Facility. Unless the Commission orders otherwise prior to the commencement of Tranche 2, should Seller fail to reasonably demonstrate to NYSERDA, on or before September 1, 2018, that the FitzPatrick Facility has been purchased and that title to the FitzPatrick Facility has passed to a third party licensee unaffiliated with the current owner of the FitzPatrick Facility, this Agreement may be terminated by NYSERDA by providing written notice thereof to Seller on or at any time after September 2, 2018, but before April 1, 2019, pursuant to which the Parties’ respective obligations shall terminate at the end of Tranche 1 with no further payment or performance obligation; provided that NYSERDA shall make any payments due in accordance with obligations hereunder already performed (such termination right defined herein as the “FitzPatrick Condition”). Seller has requested clarification or rehearing from the Commission that the FitzPatrick Condition does not apply to the procurement of ZECs from the Facility.

Section 13.3. Final Order. If one or more proceedings are commenced or pending by or before any Governmental Authority seeking to modify, terminate, amend, alter, avoid or

EXECUTION VERSION

invalidate any of the CES Order related to this Agreement or this Agreement, or any material provision thereof, the Parties shall continue to perform all of their respective obligations hereunder until such time that the Commission’s decision on the CES Order and ZEC Program is final and non-appealable (“Final CES Order”). If a Final CES Order by the Commission has the effect of materially changing the original economic benefits of the ZEC Program or this Agreement for a Party (but not Enjoining the ZEC Program), the Parties shall negotiate in good faith to amend this Agreement to conform to the Final CES Order in order to effectuate as closely as reasonably possible the intent of the Parties hereunder on the Effective Date and preserve the original economic benefit to the Parties under this Agreement, subject to Commission approval as necessary. In the event that the Parties are not able to reach a mutually acceptable agreement, either Party, at its reasonable discretion, may terminate this Agreement. In the event the ZEC Program is Enjoined, either Party may terminate this Agreement pursuant to Section 13.1(e) and neither Party shall be required thereafter to perform any of the obligations under this Agreement. Notwithstanding any provision of this Section 13.3 to the contrary, nothing in this Section 13.3 shall affect the authority of the Commission to take any action pursuant to Sections 2.6 and 5.2(c) of this Agreement.

Section 13.4. Change in Law. Except as provided in Section 13.3 of this Agreement, the Parties agree that their respective obligations under this Agreement shall continue unmodified in full force and effect for the Contract Term in the event that a non-judicial Governmental Authority of the State of New York, including the Commission, modifies, terminates, amends, alters, avoids or invalidates the CES Order or the Final CES Order. Further, if any other Applicable Law has the effect of materially changing the original economic benefits of this Agreement for a Party or the economics of owning and operating the Facility, the Parties shall negotiate in good faith to amend this Agreement to conform to such new Applicable Law in order to effectuate as closely as reasonably possible the intent of the Parties hereunder on the Effective Date and preserve the original economic benefit to the Parties under this Agreement, subject to Commission approval as necessary. In the event that the Parties are not able to reach a mutually acceptable agreement, either Party, at its reasonable discretion, may terminate this Agreement. Notwithstanding any provision of this Section 13.4 to the contrary, nothing in this Section 13.4 shall affect the authority of the Commission to take any action pursuant to Sections 2.6 and 5.2(c) of this Agreement.

Section 13.5. Material Adverse Change. Seller shall promptly notify NYSERDA if it becomes aware of any damage to or loss of use of the Facility that could reasonably be expected to materially adversely affect the Facility and its ability to generate electricity and pursuant to the ZEC Program the subsequent creation of ZECs related to such generation. In the event of (a) the unavailability, interruption, breakdown or failure of equipment at the Facility or (b) other similar material adverse change to the operating condition of the Facility that, with respect to either or both of the events or conditions described in the preceding clause (a) or (b), could reasonably be expected to cost more than Forty Million Dollars ($40,000,000), as demonstrated by an independent engineering report provided by Seller, to repair or replace in accordance with Good Utility Practice and Seller’s standard operating procedures, Seller may, at its sole option, terminate this Agreement with no further payment or performance obligation; provided that NYSERDA shall make any payments due in accordance with obligations hereunder already performed. For the avoidance of doubt, the Forty Million Dollar ($40,000,000) threshold set forth above must be for costs above Seller’s previously forecasted budget and must pertain to capital costs, including costs associated with construction, repair, parts and equipment.

EXECUTION VERSION

Article XIV

Force Majeure

Section 14.1. Force Majeure. Neither Party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder (other than payment obligations) if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including acts of God or the public enemy, expropriation or confiscation of land or facilities, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms or weather of unusual severity, unavailability of NYGATS, explosions, accidents, riots, or strikes (a “Force Majeure Event”). Compliance with Applicable Law shall not constitute a Force Majeure Event and shall be addressed in Section 13.4. The suspension of performance due to a Force Majeure Event shall be of no greater scope or amount and of no longer duration than is required by such Force Majeure Event and the Claiming Party shall not be construed to be in default with respect to any obligation hereunder for so long as, but only to the extent that, failure to perform such obligation is due to a Force Majeure Event. No Force Majeure Event shall extend this Agreement beyond the Term.

Section 14.2. Due Diligence. A Party claiming a Force Majeure Event (“Claiming Party”) shall: (a) provide oral notice as promptly as practicable followed by written notice to the other Party (“Non-Claiming Party”) within two (2) Business Days after such Claiming Party becomes aware of such Force Majeure Event, giving the Non-Claiming Party a detailed written explanation of the event and an estimate of its expected duration and probable effect on the performance of the Claiming Party’s obligations hereunder; (b) use commercially reasonable efforts in accordance with Good Utility Practice to remedy the condition that prevents performance and to mitigate the effects of same in order to continue to perform its obligations under this Agreement; and (c) provide the Non-Claiming Party with weekly status reports of all efforts to mitigate and remedy the Force Majeure Event.

Section 14.3. Extended Force Majeure Events.

(a) If the Claiming Party has reason to believe that a Force Majeure Event will prevent it from performing its obligations under this Agreement for one (1) month or longer (“Extended Force Majeure Event”), it shall notify the Non-Claiming Party in writing within fifteen (15) days from the beginning of said Force Majeure Event and shall submit a plan to remedy the impact of such Force Majeure Event(s) (a “Force Majeure Remedy Plan”) to the Non-Claiming Party within ten (10) days of such notification.

(b) While the Force Majeure Remedy Plan is in effect, the Claiming Party shall provide (i) weekly status reports notifying the Non-Claiming Party of the steps which have been taken to remedy the Extended Force Majeure Event, and (ii) the expected remaining duration of its inability to perform hereunder.

EXECUTION VERSION

Section 14.4. Right to Terminate or Discontinue Obligations.

Either Party upon written notice to the other Party may terminate this Agreement if the Claiming Party remains unable to perform its material obligations hereunder due to a Force Majeure Event for twenty-four (24) consecutive months following the date of such Force Majeure Event; provided, that neither Party shall be entitled to terminate this Agreement until twenty four (24) months after the date of such Force Majeure Event provided that the Party affected by the Force Majeure Event (a) has commenced to remedy the Force Majeure Event and (b) is diligently pursuing such remedy; and (c) if such remedy can be reasonably completed within twenty four (24) consecutive Months following the date of such Force Majeure Event.

Section 14.5. Liability Following Termination.

Upon termination of this Agreement as provided in Section 14.4, the Parties shall have no further liability or obligation to each other as a consequence of such termination, except for any obligation accruing prior to the occurrence of such Force Majeure Event.

Article XV

Additional Provisions

Section 15.1. Forward Contract. Each Party represents and warrants to the other, as of the date of each sale and purchase of ZECs (each “transaction”) hereunder that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code, that this Agreement and each transaction is a “forward contract” or a “commodity contract” within the meaning of the United States Bankruptcy Code, and that the remedies identified in this Agreement shall be “contractual rights” as provided for in 11 U.S.C. § 556 as that provision may be amended from time to time. Each Party represents to the other, as of the date of each transaction, that: (a) it is a commercial market participant with respect to ZECs and is entering into the transaction in connection with its commercial business; (b) it intends, as of the date of the transaction, to make or take physical delivery of ZECs, which are nonfinancial commodities; and (c) that the transaction is not a “swap” under the Commodity Exchange Act and the CFTC regulations, interpretations and guidance promulgated thereunder.

Section 15.2. Taxes. Seller shall be responsible for and obligated to pay all present and future taxes, fees and levies that may be assessed by any entity upon the Seller’s delivery of ZECs to NYSERDA, or with respect to the creation of the ZECs and/or the energy with which they are associated, and, if any, for the registration of the Facility in the NYGATS and the delivery of the ZEC Certificates.

Section 15.3. Term. Unless earlier terminated pursuant to the terms hereof, this Agreement shall commence on the Effective Date and expire upon the expiration of the Contract Term, provided that payment has been made for all ZECs for which payment is properly due. Upon such date or upon earlier termination of this Agreement under Article XIII, neither Party shall have any further obligation to the other, except that Sections 15.1, 18.1, 18.2, 18.3, 18.4, and NYSERDA’s payment obligation under Article IV shall survive.

EXECUTION VERSION

Section 15.4. Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. No provision of this Agreement will be deemed to have been waived unless the waiver is in writing, and no delay by either Party in exercising its rights hereunder, including the right to terminate this Agreement, shall be deemed to constitute or evidence any waiver by either Party of any right hereunder. The rights granted in this Agreement are cumulative of every other right or remedy that the enforcing Party may otherwise have at law or in equity or by statute.

Section 15.5. Independent Contractor. The status of the Seller under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status, Seller and its respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including rights or privileges derived from workers’ compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Section 15.6. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as will enable it to be enforced.

Section 15.7. Seller Expense. Seller shall, at its own expense, make all arrangements necessary to register the Facility and transfer ZECs to NYSERDA through NYGATS in accordance with the NYGATS Operating Rules.

Section 15.8. Further Assurances. Each Party shall execute and deliver to the other Party any instrument or other document reasonably requested by the other Party to give effect to the agreement of the Parties reflected herein.

Section 15.9. Waiver of Relief from Contract. Neither Party shall unilaterally seek to obtain from any Governmental Authority any relief changing the ZEC Price, each Party’s obligations or any other economic terms and conditions of this Agreement. To the extent that any non-Party shall seek such relief, the Parties further covenant not to support such action.

Section 15.10. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed in New York State without regard to its conflicts of laws principles. The parties irrevocably acknowledge and accept that all actions arising under or relating to this

EXECUTION VERSION

Agreement, and the transactions contemplated hereby and thereby shall be brought exclusively in a United States District Court or New York State Court located in Albany, New York having subject matter jurisdiction over such matters, and each of the Parties hereby consents to and accepts such personal jurisdiction of, and waives any objection as to the laying of venue in, such courts for purposes of such action.

Section 15.11. Laws of the State of New York. Seller shall comply with all of the requirements set forth in Exhibit A hereto.

Section 15.12. No Third Party Beneficiaries. Nothing herein is intended to or should be construed to create any rights of any kind whatsoever in third persons not parties to this Agreement.

Article XVI

Notices, Entire Agreement, Amendment, Counterparts, Good Faith Negotiation

Section 16.1. Notices.

(a)	All notices, requests, consents, approvals and other communications which may or are required to be given by either party to the other under this Agreement shall be in writing and shall be transmitted either:

(1)	via certified or registered United States mail, return receipt requested;

(2)	by personal delivery;

(3)	by expedited delivery service; or

(4)	by e-mail, return receipt requested.

Such notices shall be addressed as follows, or to such different addresses as the Parties may from time-to-time designate as set forth in paragraph (c) below:

To Seller:	R. E. Ginna Nuclear Power Plant, LLC c/o Exelon Generation Company, LLC 1310 Point Street Baltimore, MD 21231 Attn: General Counsel E:mail Address: david.dardis@constellation.com
To NYSERDA:	NYSERDA Attn: Office of the General Counsel 17 Columbia Circle Albany, New York 12203-6399 E:mail address: pete.keane@nyserda.ny.gov
With a copy to:	NYSERDA Attn: Peter Keane 17 Columbia Circle Albany, New York 12203-6399

EXECUTION VERSION

(b)	Any such notice shall be deemed to have been given either at the time of personal delivery or, in the case of expedited delivery service or certified or registered United States mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile transmission or email, upon receipt of an email acknowledgement of receipt.

(c)	The Parties may, from time to time, specify any new or different address in the United States as their address for purpose of receiving notice under this Agreement by giving fifteen (15) days’ written notice to the other Party sent in accordance herewith. The Parties agree to mutually designate individuals as their respective representatives for the purposes of receiving notices under this Agreement. Additional individuals may be designated in writing by the Parties for purposes of implementation and administration/billing, resolving issues and problems and/or for dispute resolution.

Section 16.2. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Seller and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein, this Agreement may be amended, modified, changed, waived, discharged or terminated only by an instrument in writing, signed by the Party against which enforcement of such amendment, modification, change, waiver, discharge or termination is sought.

Section 16.3. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 16.4. Good Faith Negotiation. Both Parties agree that, should any dispute arise during the term of this Agreement, the Parties will make a good faith though non-binding effort to reconcile any difference or dispute before the filing of an action in any court.

Article XVII

Publicity

Section 17.1. Publicity. On or prior to the Effective Date, the Parties will collaborate with regard to the preparation and issuance of any initial press release or public announcement with respect to the Parties’ entry into this Agreement.

EXECUTION VERSION

Article XVIII

Confidentiality

Section 18.1. Seller will be required to waive confidentiality, as to NYSERDA and the NYGATS, for the direct transfer to NYSERDA of data pertinent to the verification of ZEC creation.

Section 18.2. Freedom of Information Law. Seller acknowledges that NYSERDA is subject to and must comply with the requirements of New York’s Freedom of Information Law (“FOIL;” see Public Officers’ Law Article 6).

Section 18.3. Claim of Confidentiality. Information of any tangible form including any document that Seller wishes to be protected from disclosure to third parties, must be marked “Confidential” or “Proprietary” at the time such information is provided to NYSERDA.

Section 18.4. Trade Secrets/Commercial Information. The FOIL Law (Public Officers Law § 87(d)(2)) provides an exception to disclosure for records or portions thereof that “are trade secrets or are submitted to an agency by a commercial enterprise or derived from information obtained from a commercial enterprise and which if disclosed would cause substantial injury to the competitive position of the subject enterprise.” If NYSERDA receives a request from a third party for information or a document received from Seller and which has been marked “Confidential” or “Proprietary,” NYSERDA will process such request under the procedures provided by NYSERDA’s FOIL regulations.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives.

R. E. Ginna Nuclear Power Plant, LLC		New York State Energy Research And Development Authority

By:	/s/ Bruce Wilson	By:	/s/ John B. Rhodes

Name:	Bruce Wilson	Title	President and CEO

Title	Secretary

STATE OF                     )

) SS:

COUNTY OF                     )

On the              day of                 , 20    , before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of which the individual(s) acted, executed the instrument.

Notary

[Signature Page to ZEC Standard Agreement (Ginna)]

EXECUTION VERSION

EXHIBIT A

REVISED 5/12

STANDARD TERMS AND CONDITIONS

FOR ALL NYSERDA AGREEMENTS

(Based on Standard Clauses for New York State Contracts and Tax Law Section 5-a)

The parties to the Agreement agree to be bound by the following clauses which are hereby made a part of the Agreement:

1. NON-DISCRIMINATION REQUIREMENTS. To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is an Agreement for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this Agreement shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this Agreement. If this is a building service Agreement as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this Agreement and forfeiture of all moneys due hereunder for a second subsequent violation.

2. WAGE AND HOURS PROVISIONS. If this is a public work Agreement covered by Article 8 of the Labor Law or a building service Agreement covered by Article 9 thereof, neither Contractor’s employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law. Additionally, effective April 28, 2008, if this is a public work contract covered by Article 8 of the Labor Law, the Contractor understands and agrees that the filing of payrolls in a manner consistent with Subdivision 3-a of Section 220 of the Labor Law shall be a condition precedent to payment by NYSERDA of any NYSERDA-approved sums due and owing for work done upon the project.

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3. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 2878 of the Public Authorities Law, if this Agreement was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to NYSERDA a non-collusive bidding certification on Contractor’s behalf.

4. INTERNATIONAL BOYCOTT PROHIBITION. If this Agreement exceeds $5,000, the Contractor agrees, as a material condition of the Agreement, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the Federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the Agreement’s execution, such Agreement, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify NYSERDA within five (5) Business Days of such conviction, determination or disposition of appeal. (See and compare Section 220-f of the Labor Law, Section 139-h of the State Finance Law, and 2 NYCRR 105.4).

5. SET-OFF RIGHTS. NYSERDA shall have all of its common law and statutory rights of set-off. These rights shall include, but not be limited to, NYSERDA’s option to withhold for the purposes of set-off any moneys due to the Contractor under this Agreement up to any amounts due and owing to NYSERDA with regard to this Agreement, any other Agreement, including any Agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to NYSERDA for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto.

6. PROPRIETARY INFORMATION. Notwithstanding any provisions to the contrary in the Agreement, Contractor and NYSERDA acknowledge and agree that all information, in any format, submitted to NYSERDA shall be subject to and treated in accordance with the NYS Freedom of Information Law (“FOIL,” Public Officers Law, Article 6). Pursuant to FOIL, NYSERDA is required to make available to the public, upon request, records or portions thereof which it possesses, unless that information is statutorily exempt from disclosure. Therefore, unless the Agreement specifically requires otherwise, Contractor should submit information to NYSERDA in a non-confidential, non-proprietary format. FOIL does provide that NYSERDA may deny access to records or portions thereof that “are trade secrets or are submitted to an agency by a commercial enterprise or derived from information obtained from a commercial enterprise and which if disclosed would cause substantial injury to the competitive position of the subject enterprise.” [See Public Officers Law, § 87(2)(d)]. Accordingly, if the Agreement specifically requires submission of information in a format Contractor considers a proprietary and/or confidential trade secret, Contractor shall fully identify and plainly label the information “confidential” or “proprietary” at the time of disclosure. By so marking such information, Contractor represents that the information has actual or potential specific commercial or competitive value to the competitors of Contractor. Without limitation, information will not be considered confidential or proprietary if it is or has been (i) generally known or available from other sources without obligation concerning its confidentiality; (ii) made available by the owner

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to others without obligation concerning its confidentiality; or (iii) already available to NYSERDA without obligation concerning its confidentiality. In the event of a FOIL request, it is NYSERDA’s policy to consider records as marked above pursuant to the trade secret exemption procedure set forth in 21 New York Codes Rules & Regulations § 501.6 and any other applicable law or regulation. However, NYSERDA cannot guarantee the confidentiality of any information submitted. More information on FOIL, and the relevant statutory law and regulations, can be found at the website for the Committee on Open Government (http://www.dos.state.ny.us/coog/foil2.html) and NYSERDA’s Regulations, Part 501 (http://www.nyserda.ny.gov/About/New-York-State-Regulations.aspx ).

7. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION. (a) FEDERAL EMPLOYER IDENTIFICATION NUMBER and/or FEDERAL SOCIAL SECURITY NUMBER. As a condition to NYSERDA’s obligation to pay any invoices submitted by Contractor pursuant to this Agreement, Contractor shall provide to NYSERDA its Federal employer identification number or Federal social security number, or both such numbers when the Contractor has both such numbers. Where the Contractor does not have such number or numbers, the Contractor must give the reason or reasons why the payee does not have such number or numbers.

(b) PRIVACY NOTIFICATION. The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by Contractor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.

8. CONFLICTING TERMS. In the event of a conflict between the terms of the Agreement (including any and all attachments thereto and amendments thereof) and the terms of this Exhibit A, the terms of this Exhibit A shall control.

9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

10. NO ARBITRATION. Disputes involving this Agreement, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily required) without the NYSERDA’s written consent, but must, instead, be heard in a court of competent jurisdiction of the State of New York.

11. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law and Rules (“CPLR”), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor’s actual receipt of process or upon NYSERDA’s receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify NYSERDA, in writing, of each and every change of address to which service of

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process can be made. Service by NYSERDA to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

12. CRIMINAL ACTIVITY. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of any allegation previously unknown to it that the Contractor or any of its principals is under indictment for a felony, or has been, within five (5) years prior to submission of the Contractor’s proposal to NYSERDA, convicted of a felony, under the laws of the United States or Territory of the United States, then NYSERDA may exercise its stop work right under this Agreement. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of the fact, previously unknown to it, that Contractor or any of its principals is under such indictment or has been so convicted, then NYSERDA may exercise its right to terminate this Agreement. If the Contractor knowingly withheld information about such an indictment or conviction, NYSERDA may declare the Agreement null and void and may seek legal remedies against the Contractor and its principals. The Contractor or its principals may also be subject to penalties for any violation of law which may apply in the particular circumstances. For a Contractor which is an association, partnership, corporation, or other organization, the provisions of this paragraph apply to any such indictment or conviction of the organization itself or any of its officers, partners, or directors or members of any similar governing body, as applicable.

13. PERMITS. It is the responsibility of the Contractor to acquire and maintain, at its own cost, any and all permits, licenses, easements, waivers and permissions of every nature necessary to perform the work.

14. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this Agreement will be in accordance with, but not limited to, the specifications and provisions of State Finance Law Section 165 (Use of Tropical Hardwoods), which prohibits purchase and use of tropical hardwoods, unless specifically exempted by NYSERDA.

15. OMNIBUS PROCUREMENT ACT OF 1992. It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

NYS Department of Economic Development

Division for Small Business

625 Broadway

Albany, New York 12207

Telephone: 518-292-5200

Fax: 518-292-5884

http://www.esd.ny.gov

http://www.esd.ny.gov

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A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development

Division of Minority and Women’s Business Development

625 Broadway

Albany, New York 12207

Telephone: 518-292-5200

Fax: 518-292-5803

http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this Agreement, Contractors certify that whenever the total amount is greater than $1 million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to the State;

(b) The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c) The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d) The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

16. RECIPROCITY AND SANCTIONS PROVISIONS. Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. NOTE: As of May 15, 2002, the list of discriminatory jurisdictions subject to this provision includes the states of South Carolina, Alaska, West Virginia, Wyoming, Louisiana and Hawaii. Contact NYS Department of Economic Development for a current list of jurisdictions subject to this provision.

17. COMPLIANCE WITH NEW YORK STATE INFORMATION SECURITY BREACH AND NOTIFICATION ACT. Contractor shall comply with the provisions of the New York State Information Security Breach and Notification Act (General Business Law Section 899-aa; State Technology Law Section 208).

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18. PROCUREMENT LOBBYING. To the extent this Agreement is a “procurement contract” as defined by State Finance Law Sections 139-j and 139-k, by signing this Agreement the Contractor certifies and affirms that all disclosures made in accordance with State Finance Law Sections 139-j and 139-k are complete, true and accurate. In the event such certification is found to be intentionally false or intentionally incomplete, NYSERDA may terminate the agreement by providing written notification to the Contractor in accordance with the terms of the agreement.

19. COMPLIANCE WITH TAX LAW SECTION 5-a. The following provisions apply to Contractors that have entered into agreements in an amount exceeding $100,000 for the purchase of goods and services:

(a) Before such agreement can take effect, the Contractor must have on file with the New York State Department of Taxation and Finance a Contractor Certification form (ST-220-TD).

(b) Prior to entering into such an agreement, the Contractor is required to provide NYSERDA with a completed Contractor Certification to Covered Agency form (Form ST-220-CA).

(c) Prior to any renewal period (if applicable) under the agreement, the Contractor is required to provide NYSERDA with a completed Form ST-220-CA.

Certifications referenced in paragraphs (b) and (c) above will be maintained by NYSERDA and made a part hereof and incorporated herein by reference.

NYSERDA reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with Tax Law Section 5-a was false when made.

20. IRANIAN ENERGY SECTOR DIVESTMENT. In accordance with Section 2879-c of the Public Authorities Law, by signing this contract, each person and each person signing on behalf of any other party certifies, and in the case of a joint bid or partnership each party thereto certifies as to its own organization, under penalty of perjury, that to the best of its knowledge and belief that each person is not on the list created pursuant to paragraph (b) of subdivision 3 of section 165-a of the State Finance Law (See www.ogs.ny.gov/about/regs/ida.asp).

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EXHIBIT B

NYSERDA PROMPT PAYMENT POLICY STATEMENT

504.1. Purpose and Applicability. (a) The purpose of this Exhibit is to provide a description of Part 504 of NYSERDA’s regulations, which consists of NYSERDA’s policy for making payment promptly on amounts properly due and owing by NYSERDA under this Agreement. The section numbers used in this document correspond to the section numbers appearing in Part 504 of the regulations.1

(b) This Exhibit applies generally to payments due and owing by the NYSERDA to the Contractor pursuant to this Agreement. However, this Exhibit does not apply to Payments due and owing when NYSERDA is exercising a Set-Off against all or part of the Payment, or if a State or Federal law, rule or regulation specifically requires otherwise.

504.2. Definitions. Capitalized terms not otherwise defined in this Exhibit shall have the same meaning as set forth earlier in this Agreement. In addition to said terms, the following terms shall have the following meanings, unless the context shall indicate another or different meaning or intent:

(a) “Date of Payment” means the date on which NYSERDA requisitions a check from its statutory fiscal agent, the Department of Taxation and Finance, to make a Payment.

(b) “Designated Payment Office” means the Office of NYSERDA’s Controller, located at 17 Columbia Circle, Albany, New York 12203.

(c) “Payment” means payment properly due and owing to Contractor pursuant to Article IV, Exhibit B of this Agreement.

(d) “Prompt Payment” means a Payment within the time periods applicable pursuant to Sections 504.3 through 504.5 of this Exhibit in order for NYSERDA not to be liable for interest pursuant to Section 504.6.

(e) “Payment Due Date” means the date by which the Date of Payment must occur, in accordance with the provisions of Sections 504.3 through 504.5 of this Exhibit, in order for NYSERDA not to be liable for interest pursuant to Section 504.6.

(f) “Proper Invoice” means a written request for Payment that is submitted by a Contractor setting forth the description, price or cost, and quantity of goods, property or services delivered or rendered, in such form, and supported by such other substantiating documentation, as NYSERDA may reasonably require, including but not limited to any requirements set forth in Exhibits A or B to this Agreement; and addressed to NYSERDA’s Controller, marked “Attention: Accounts Payable,” at the Designated Payment Office.

(g)(1) “Receipt of an Invoice” means:

[1]	This is only a summary; the full text of Part 504 can be accessed at: http://www.nyserda.ny.gov/en/About/~/media/Files/About/Contact/NYSERDARegulations.ashx

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(i) if the Payment is one for which an invoice is required, the later of:

(a) the date on which a Proper Invoice is actually received in the Designated Payment Office during normal business hours; or

(b) the date by which, during normal business hours, NYSERDA has actually received all the purchased goods, property or services covered by a Proper Invoice previously received in the Designated Payment Office.

(ii) if the Agreement provides that a Payment will be made on a specific date or at a predetermined interval, without having to submit a written invoice the 30th calendar day, excluding legal holidays, before the date so specified or predetermined.

(2) For purposes of this subdivision, if the Agreement requires a multifaceted, completed or working system, or delivery of no less than a specified quantity of goods, property or services and only a portion of such systems or less than the required goods, property or services are working, completed or delivered, even though the Contractor has invoiced NYSERDA for the portion working, completed or delivered, NYSERDA will not be in Receipt of an Invoice until the specified minimum amount of the systems, goods, property or services are working, completed or delivered.

(h) “Set-off” means the reduction by NYSERDA of a payment due a Contractor by an amount equal to the amount of an unpaid legally enforceable debt owed by the Contractor to NYSERDA.

504.3. Prompt Payment Schedule. Except as otherwise provided by law or regulation or in Sections 504.4 and 504.5 of this Exhibit, the Date of Payment by NYSERDA of an amount properly due and owing under this Agreement shall be no later than thirty (30) calendar days, excluding legal holidays, after Receipt of a Proper Invoice.

504.4. Payment Procedures.

(a) Unless otherwise specified in this Agreement, a Proper Invoice submitted by the Contractor to the Designated Payment Office shall be required to initiate payment for goods, property or services. As soon as any invoice is received in the Designated Payment Office during normal business hours, such invoice shall be date-stamped. The invoice shall then promptly be reviewed by NYSERDA.

(b) NYSERDA shall notify the Contractor within fifteen (15) calendar days after Receipt of an Invoice of:

(1) any defects in the delivered goods, property or services;

(2) any defects in the invoice; or

(3) suspected improprieties of any kind.

(c) The existence of any defects or suspected improprieties shall prevent the commencement of the time period specified in Section 504.3 until any such defects or improprieties are corrected or otherwise resolved.

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(d) If NYSERDA fails to notify a Contractor of a defect or impropriety within the fifteen (15) calendar day period specified in subdivision (b) of this section, the sole effect shall be that the number of days allowed for Payment shall be reduced by the number of days between the 15th day and the day that notification was transmitted to the Contractor. If NYSERDA fails to provide reasonable grounds for its contention that a defect or impropriety exists, the sole effect shall be that the Payment Due Date shall be calculated using the original date of Receipt of an Invoice.

(e) In the absence of any defect or suspected impropriety, or upon satisfactory correction or resolution of a defect or suspected impropriety, NYSERDA shall make Payment, consistent with any such correction or resolution and the provisions of this Exhibit.

504.5. Exceptions and Extension of Payment Due Date. NYSERDA has determined that, notwithstanding the provisions of Sections 504.3 and 504.4 of this Exhibit, any of the following facts or circumstances, which may occur concurrently or consecutively, reasonably justify extension of the Payment Due Date:

(a) If this Agreement provides Payment will be made on a specific date or at a predetermined interval, without having to submit a written invoice, if any documentation, supporting data, performance verification, or notice specifically required by this Agreement or other State or Federal mandate has not been submitted to NYSERDA on a timely basis, then the Payment Due Date shall be extended by the number of calendar days from the date by which all such matter was to be submitted to NYSERDA and the date when NYSERDA has actually received such matter.

(b) If an inspection or testing period, performance verification, audit or other review or documentation independent of the Contractor is specifically required by this Agreement or by other State or Federal mandate, whether to be performed by or on behalf of NYSERDA or another entity, or is specifically permitted by this Agreement or by other State or Federal provision and NYSERDA or other entity with the right to do so elects to have such activity or documentation undertaken, then the Payment Due Date shall be extended by the number of calendar days from the date of Receipt of an Invoice to the date when any such activity or documentation has been completed, NYSERDA has actually received the results of such activity or documentation conducted by another entity, and any deficiencies identified or issues raised as a result of such activity or documentation have been corrected or otherwise resolved.

(c) If an invoice must be examined by a State or Federal agency, or by another party contributing to the funding of the Contract, prior to Payment, then the Payment Due Date shall be extended by the number of calendar days from the date of Receipt of an Invoice to the date when the State or Federal agency, or other contributing party to the Contract, has completed the inspection, advised NYSERDA of the results of the inspection, and any deficiencies identified or issues raised as a result of such inspection have been corrected or otherwise resolved.

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(d) If appropriated funds from which Payment is to be made have not yet been appropriated or, if appropriated, not yet been made available to NYSERDA, then the Payment Due Date shall be extended by the number of calendar days from the date of Receipt of an Invoice to the date when such funds are made available to NYSERDA.

504.6. Interest Eligibility and Computation. If NYSERDA fails to make Prompt Payment, NYSERDA shall pay interest to the Contractor on the Payment when such interest computed as provided herein is equal to or more than ten dollars ($10.00). Interest shall be computed and accrue at the daily rate in effect on the Date of Payment, as set by the New York State Tax Commission for corporate taxes pursuant to Section 1096(e)(1) of the Tax Law. Interest on such a Payment shall be computed for the period beginning on the day after the Payment Due Date and ending on the Date of Payment.

504.7. Sources of Funds to Pay Interest. Any interest payable by NYSERDA pursuant to Exhibit shall be paid only from the same accounts, funds, or appropriations that are lawfully available to make the related Payment.

504.8. Incorporation of Prompt Payment Policy Statement into Contracts. The provisions of this Exhibit shall apply to all Payments as they become due and owing pursuant to the terms and conditions of this Agreement, notwithstanding that NYSERDA may subsequently amend its Prompt Payment Policy by further rulemaking.

504.9. Notice of Objection. Contractor may object to any action taken by NYSERDA pursuant to this Exhibit that prevents the commencement of the time in which interest will be paid by submitting a written notice of objection to NYSERDA. Such notice shall be signed and dated and concisely and clearly set forth the basis for the objection and be addressed to the Vice President, New York State Energy Research and Development Authority, at the notice address set forth in Exhibit B to this Agreement. The Vice President of NYSERDA, or his or her designee, shall review the objection for purposes of affirming or modifying NYSERDA’s action. Within fifteen (15) working days of the receipt of the objection, the Vice President, or his or her designee, shall notify the Contractor either that NYSERDA’s action is affirmed or that it is modified or that, due to the complexity of the issue, additional time is needed to conduct the review; provided, however, in no event shall the extended review period exceed thirty (30) working days.

504.10. Judicial Review. Any determination made by NYSERDA pursuant to this Exhibit that prevents the commencement of the time in which interest will be paid is subject to judicial review in a proceeding pursuant to Article 78 of the Civil Practice Law and Rules. Such proceedings shall only be commenced upon completion of the review procedure specified in Section 504.9 of this Exhibit or any other review procedure that may be specified in this Agreement or by other law, rule, or regulation.

504.11. Court Action or Other Legal Processes.

(a) Notwithstanding any other law to the contrary, the liability of NYSERDA to make an interest payment to a Contractor pursuant to this Exhibit shall not extend beyond the date of a notice of intention to file a claim, the date of a notice of a claim, or the date commencing a legal action for the payment of such interest, whichever occurs first.

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(b) With respect to the court action or other legal processes referred to in subdivision (a) of this section, any interest obligation incurred by NYSERDA after the date specified therein pursuant to any provision of law other than Public Authorities Law Section 2880 shall be determined as prescribed by such separate provision of law, shall be paid as directed by the court, and shall be paid from any source of funds available for that purpose.

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EXHIBIT C

CERTIFICATION FORM

NYSERDA Agreement No.

Name of Seller:

Name of Facility:

Invoice Number:

Serial Number(s):

Total Number of ZECs:

Terms used in this Certificate are used with the meanings given to such terms in the referenced NYSERDA Agreement.

Seller certifies that, to Seller’s knowledge, all of the information provided on the attached invoice requesting payment from NYSERDA is true and accurate; that the ZECs delivered by Seller (identified by the serial number(s) above) by designation for transfer to NYSERDA in accordance with the NYGATS Operating Rules are free and clear of all liens, judgments, encumbrances and similar restrictions created by or on behalf of Seller or any party claiming through Seller, and have not otherwise been, nor will be, sold, retired, claimed or represented by or on behalf of Seller or any party claiming through Seller, as part of electricity output or sales, or used by or on behalf of Seller or any party claiming through Seller, to satisfy obligations in any other jurisdiction.

Seller further certifies that all representations and warranties of the Seller set forth in Section 15.1 of the NYSERDA Agreement are true and correct on the date hereof as though made on the date hereof, other than such representations and warranties that are expressly effective as of an earlier date, in which case, such representations and warranties continue to be true and correct as of such date.

Quarterly Invoice Date:

By:

C - 1

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EXHIBIT D

ZERO EMISSIONS CREDIT PRICING

The ZEC Price will be determined in six, 2-year Tranches, as follows:

Tranche 1: April 1, 2017 – March 31, 2019

Tranche 2: April 1, 2019 – March 31, 2021

Tranche 3: April 1, 2021 – March 31, 2023

Tranche 4: April 1, 2023 – March 31, 2025

Tranche 5: April 1, 2025 – March 31, 2027

Tranche 6: April 1, 2027 – March 31, 2029

For Tranche 1, the ZEC Price shall be $17.48.

For Tranches 2 through 6, the ZEC Price shall be as calculated by NYSERDA in consultation with DPS staff, calculated for the relevant Tranche t using the following formula:

ZEC Pricet = Max(0, Base ZEC Pricet – Max(0, (Energy Forward Indext + Capacity Forward Indext – Zone A Reference Pricet))); where

•	Base ZEC Pricet shall be determined as follows for each Tranche:

•	For Tranche 2, the Base ZEC Price shall be $19.59

•	For Tranche 3, the Base ZEC Price shall be $21.38

•	For Tranches 4 through 6, the Base ZEC Price shall be determined using the following formula:

Base ZEC Pricet = Net CO2 Externalityt x (0.53846 - (0.00491 x Max(0, Min(26.704, (Incremental Renewable Generationt /1,000,000)) – 8.704))); where

Net CO2 Externality shall be equal to 44.26 for Tranche 4, 49.13 for Tranche 5, and 54.13 for Tranche 6

Incremental Renewable Generation shall be the total amount, denominated in megawatt-hours, of Renewable Energy Credits (“RECs”) qualified to serve Tier 1 of the New York Renewable Energy Standard (i.e. new renewable resources of all types beginning commercial operation on or after January 1st, 2015 that are eligible to satisfy the Renewable Energy Standard) generated in calendar years 2022, 2024, and 2026 as reported by the New York Generation Attribute Tracking System. The Incremental Renewable Generation for calendar year 2022 will be utilized in determining the Base ZEC Price for Tranche 4, the Incremental Renewable Generation for calendar year 2024 will be utilized in determining the Base ZEC Price for Tranche 5, and the Incremental Renewable Generation for calendar year 2026 will be utilized in determining the Base ZEC Price for Tranche 6.

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•	Energy Forward Indext shall be the average NYISO Zone A energy price forecast for the period covered by the Tranche, developed using futures prices reported on the Intercontinental Exchange (“ICE”) as follows:

1)	for each trading day during the calendar year preceding each Tranche, On-Peak Monthly Forward Energy Prices and Off-Peak Monthly Forward Energy Prices for the 24 months of the Tranche will be separately averaged, yielding separate average on-peak and off-peak Tranche energy prices for each trading day;

2)	each trading day’s average Tranche on-peak and off-peak energy prices (developed in step 1) will be time-weight averaged based on the number of on-peak and off peak hours in the Tranche, yielding a single average all-hours energy price for the Tranche for each trading day;

3)	the average Tranche all-hours energy prices for each of the trading days during the calendar year preceding each Tranche (developed in step 2) will be averaged, yielding the NYISO Zone A energy price forecast for the Tranche expressed in dollars per MWh.

•	Capacity Forward Indext shall be the average NYISO Rest of the State capacity price forecast for the period covered by the Tranche, developed using futures prices reported on the New York Mercantile Exchange (“NYMEX”) as follows:

1)	for each trading day during the final 6 months of the calendar year preceding each Tranche, NYMEX Rest of the State Capacity Calendar-Month settled futures prices for the first 12 months of the Tranche will be averaged, yielding a separate average annualized capacity price for each trading day

2)	the average annualized capacity prices for each of the trading days during the final six months of the calendar year preceding each Tranche (developed in step 1) will be averaged, yielding a single average annualized capacity price for the Tranche, expressed in dollars per kilowatt-month

3)	the average annualized capacity price developed in step 2 will be multiplied by 1.3699 to yield an average annualized capacity price for the Tranche expressed in dollars per MWh.

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•	Zone A Reference Pricet shall be determined as follows for each Tranche:

•	For Tranche 2, the Zone A Reference Price shall be $39

•	For Tranche 3, the Zone A Reference Price shall be $39

•	For Tranches 4 through 6, the Zone A Reference Price shall be determined using the following formula:

Zone A Reference Pricet = $39 + Energy Basis Adjustment; where

Energy basis adjustment is determined as follows:

1)	the simple average hourly day-ahead energy price over the six-year period covering calendar years 2017 through 2022 will be calculated using historic price data reported by the New York ISO for New York Zone A (“WEST (ZONE A)”), the R.E. Ginna nuclear unit generation bus (“GINNA ”), the R.A. FitzPatrick nuclear unit generation bus (“FITZPATRICK ”), the Nine Mile Point 1 nuclear unit generation bus (“NINE_MILE_1”), and the Nine Mile Point 2 nuclear unit generation bus (“NINE_MILE_2”)

2)	each of the five six-year historical average nuclear unit generation bus energy prices will be subtracted from the six-year historical average Zone A energy price to calculate five unit-specific historic energy price basis differentials with Zone A

3)	the five unit-specific historic energy price basis differentials calculated in step 2 will be weighted by their actual six-year cumulative energy output over the 2017 through 2022 period to determine a single weighted-average historic energy basis differential, denominated in dollars per MWh.

4)	if the weighted-average historic energy basis differential calculated in step 3 is between $5 per MWh and $7 per MWh, the Energy Basis Adjustment shall be $0 per MWh

5)	If the weighted-average historic energy basis differential calculated in step 3 is less than $5 per MWh, the Energy Basis Adjustment shall be equal to the weighted-average historic energy basis differential minus $5 per MWh

6)	If the weighted-average historic energy basis differential calculated in step 3 is greater than $7 per MWh, the Energy Basis Adjustment shall be equal to the weighted-average historic energy basis differential minus $7 per MWh.

If the foregoing calculation yields a negative number, the ZEC Price shall be deemed to equal zero ($0).

EXECUTION VERSION

Example Calculations:

Example 1:

Assumptions

Tranche 2

Energy Forward Index = $42

Capacity Forward Index = $7

Resulting ZEC Price

Base ZEC Price = $19.59

ZEC Price = $19.59 – ($42 + $7 – $39) = $9.59

Example 2:

Assumptions

Tranche 4

Energy Forward Index = $42

Capacity Forward Index = $7

Incremental Renewable Generation = 8,000,000

Energy Basis Adjustment = $0

Resulting ZEC Price

Base ZEC Price = 44.26 x (0.53846 – (.00491 x 0)) = $23.83

ZEC Price = $23.83 – ($42 + $7 – $39) = $13.83

Example 3:

Assumptions

Tranche 4

Energy Forward Index = $42

Capacity Forward Index = $7

Incremental Renewable Generation = 13,000,000

Energy Basis Adjustment = $0

Resulting ZEC Price

Base ZEC Price = 44.26 x (0.53846 – (.00491 x (13,000,000 / 1,000,000 – 8.704)) = $22.90

ZEC Price = $22.90 – ($42 + $7 – $39) = $12.90

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